UNITED STATES

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SCHEDULE 14A

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Tanox, Inc.

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NEWS RELEASE

Genentech Media Contact: Genentech Investor Contact:	Mary Stutts Kathee Littrell Susan Morris	650-225-5759 650-225-1034 650-225-6523

Tanox Media & Investor Contact	Steve Sievert	713-578-4211

GENENTECH ANNOUNCES AGREEMENT TO ACQUIRE TANOX FOR $20 PER SHARE

SOUTH SAN FRANCISCO, Calif. and HOUSTON, Texas – November 9, 2006 – Genentech, Inc. (NYSE: DNA) and Tanox, Inc. (NASDAQ: TNOX) today announced plans for Genentech to acquire Tanox, a biotechnology company specializing in the discovery and development of biotherapeutics based on monoclonal antibody technology, for $20 per share for a total cash value of approximately $919 million.

Genentech and Tanox have been working together in collaboration with Novartis since 1996 to develop and commercialize Xolair®, an anti-IgE monoclonal antibody approved by the FDA in 2003 as a treatment for patients with moderate-to-severe allergic asthma. Upon the closing of the acquisition, Genentech will improve its financial results for Xolair by eliminating the royalty it currently pays to Tanox and by obtaining Novartis’ profit share and royalty payments to Tanox. Genentech will also acquire Tanox’s product pipeline.

“IgE inhibition is an important way to treat patients with moderate-to-severe asthma and we look forward to growing our asthma business by increasing the number of patients treated and by introducing new indications, formulations, and next generation products. This acquisition will help us improve our profitability from Xolair,” said Arthur Levinson, PhD, chief executive officer of Genentech. “We are also excited by molecules in the Tanox pipeline being developed to potentially treat diseases including asthma, HIV, and age-related macular degeneration,” Levinson added.

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“Joining with one of the world’s leading biotech companies allows us to fully realize the potential of our drug development programs and the strong scientific platform developed by our researchers,” said Tanox Co-founder and Chairman Nancy Chang, PhD. “We believe Genentech’s offer reflects the value we have created and achieves a significant return for our shareholders.”

Genentech and Tanox will be reviewing current operations and possible opportunities at Genentech for Tanox’s employees in the coming months.

Transaction Terms

The terms of the agreement have been unanimously approved by the Boards of Directors of both companies. The acquisition is subject to approval of Tanox’s shareholders and customary closing conditions, including clearance under the Hart-Scott-Rodino Act. The transaction is expected to be completed by the end of the first quarter of 2007. Funds will be provided from Genentech’s cash on hand at the time of closing.

Conference Call and Webcast Information

Genentech will host a live webcast on Friday, November 10, 2006 at 5:30 a.m. Pacific Time (PT) to discuss the transaction. The webcast may be accessed on Genentech’s website at http://www.gene.com. This webcast will be available via the website until 5:00 p.m. PT on November 17, 2006. A telephonic audio replay of the webcast will be available beginning at 8:00 a.m. PT on November 10, 2006 through 5:00 p.m. PT on November 17, 2006. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-708-645-9291 (International); conference ID number is 1401206.

About Genentech

Founded 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology

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products originated from or are based on Genentech’s science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

About Tanox

Tanox is a biotechnology company specializing in the development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox’s lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox’s first-approved drug, Xolair® (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

Genentech Safe Harbor

This press release contains forward-looking statements regarding the future growth and profitability of our asthma and anti-IgE programs, the intent to acquire and the timing of the acquisition of Tanox and future product development plans. Actual results could differ materially. Among other things, the transaction and its timing could be affected or prevented by failure of certain closing conditions to occur, including FTC or other regulatory actions or delays; growth and profitability of our anti-IgE and asthma business could be affected by adverse market conditions, increased competition, delay or failure of clinical programs, and safety or manufacturing issues; future development plans may be affected by changes in our corporate strategy, increased competition, regulatory actions or delays, unsuccessful clinical trials or third party intellectual property rights. Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this press release.

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Tanox Safe Harbor

This press release contains forward-looking statements, including, in particular, statements about Tanox’s plans and intentions. These are based on the Tanox’s current assumptions, expectations and projections about future events. Although Tanox’s believes that the expectations reflected in these forward-looking statements are reasonable, Tanox can give no assurance that the expectations will prove to be correct.

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Stockholders of Tanox are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by Tanox with the SEC.

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Dear Tanox Family:

This afternoon it was announced that Tanox entered into a merger agreement to be acquired by Genentech for $20 per share.

This transaction is a compliment to the progress we have made to develop a promising pipeline of drug candidates, the potential of our research, and the work all of you have done to make Tanox successful.

I realize this announcement brings with it many questions, especially regarding what it means to you. Those answers will come over the course of the next several weeks, as we work closely with Genentech on transition planning. We will inform you of the status of the planning as openly and honestly as we can – as soon as we can. The information included after this message will address some of your initial questions.

Our decision to enter into this merger agreement was reached after careful consideration by the Board of Directors as we evaluated alternatives to move our clinical programs forward and continue to grow the company. We determined that Genentech’s offer, which represents a 51% premium over our average share price during the past 90 days and the ability to join with one of the world’s most successful biotech companies, was in the best interest of our shareholders.

The merger agreement brings with it a great opportunity for Tanox, but also a period of uncertainty for our employees. At this time, Genentech has not made decisions about employment opportunities for our employees or the impact to our Houston, San Diego and Shanghai locations. I want you to know that we will work hard with Genentech to ensure our employees are treated fairly and with respect through this process. Employees who are not retained will receive severance packages.

We anticipate that the transaction will close in the first quarter of 2007. Until that time, it is important that we remain focused and continue to advance our projects. Your manager will discuss specific assignments with you to determine if there should be any adjustments made.

While change of this kind is never easy, we can take pride in what Tanox has accomplished. We built a very successful company that paved the way for the approval of Xolair, invested in the development of another potential first-in-class therapy in TNX-355, and assembled a dedicated, highly skilled team of employees.

In closing, I want you to know that this was not an easy decision to make, and, personally, I did so with a heavy heart.

For the past 20 years, Tanox has been not only my career, but my family as well. It has always been my dream to see Tanox grow into a commercial company. Ultimately, I am confident that the proposed merger with Genentech will allow us to realize the value of our programs and build on the research capabilities we have created.

I want each of you to know how much I value your contributions and how much I cherish the time I have spent at Tanox. I want to personally thank you for your daily hard work, your dedication and all you have done to make Tanox the success it is today. Tanox will always have a truly special place in my heart.

Sincerely,

Genentech-Tanox Merger Agreement Q-and-A

November 9, 2006

1. What should I say when asked about the transaction?

A. Since this is a proposed merger of two public companies, we are not allowed to discuss the merger in detail beyond the content of the public announcement. You should refer all external inquiries to Steve Sievert in Tanox Corporate Communications.

2. Why did Tanox believe being acquired was necessary?

A. Our Board of Directors is required to seriously consider any offer presented. We have a responsibility to evaluate them on behalf of our shareholders. After careful and deliberate consideration, the Board unanimously agreed that Genentech’s offer was in the best interest of our shareholders. Genentech’s offer of $20 per share in cash, represents a 47% premium over today’s closing share price and a 51% premium over the average share price over the past 90 days.

3. Which company initiated the merger discussions?

A: Genentech.

4. Were other options considered for Tanox’s future?

A: Yes. After thoroughly evaluating all alternatives, the Board believed the best course of action was to merge with Genentech to enable us to realize the value of our pipeline programs and build on the research capabilities we’ve created.

5. What will happen to Tanox’s three locations?

A. Genentech will begin a process of evaluating activities at our locations. After the merger is closed, Genentech will communicate its decision.

6. Will Tanox’s drug-development programs be continued?

A. Genentech has expressed to us that they see significant value in our product pipeline, and we believe that is reflected in the offer for the company. Once the transaction closes, Genentech will determine the direction of the clinical and research programs.

7. Will Genentech retain the Tanox name?

A. Pursuant to the merger agreement, yes.

8. What happens next?

A: Tanox and Genentech will initiate a joint transition planning process that will determine the extent of the proposed merger’s impact to Tanox employees and locations. The transaction is subject to, among other things, the approval of Tanox shareholders, the Federal Trade Commission and other regulators. Pending shareholder approval, we anticipate that the transaction would close in first quarter of 2007, but could take longer.

9. What happens to my current compensation and benefits?

A. Until the transaction closes, we will continue to operate as an independent company and your compensation and benefits will not be affected. You can continue to make contributions to your 401(k) and use your benefits accordingly.

10. How should I proceed with my work during this transition period?

A. Until the transaction closes, we must operate as an independent company. We should conduct business as usual and continue to focus on our objectives.

11. When will I learn if my position is at risk for elimination?

A: We will work with Genentech to communicate with you as soon as possible once decisions have been reached.

12. What will be provided for employees who are not retained?

A: Genentech will determine which employees will be offered an opportunity to continue employment with Genentech. Employees whose jobs are eliminated as a result of this transaction will be offered severance packages, including continuation of health benefits and career-transition support. Information that outlines how severance will be paid and what financial and other assistance you will receive will be communicated at employee meetings to be held next week (Wednesday in Houston and Friday in San Diego).

13. Will I be eligible for the severance package if I take another job before the transaction closes?

A: No. Employees who leave Tanox prior to the close of the transaction will not be eligible for a severance payout.

14. Will the company provide assistance in finding another job if I am not retained?

A. Yes. Professional outplacement services will be provided to employees who are not offered a position at Genentech.

15. What will happen to my stock options?

A: For those employed by Tanox on the closing date, stock options will vest on an accelerated basis, and you will receive cash for all unexercised options once the transaction closes. The difference between the strike price of the option and the $20 per share price in the transaction would be paid in a lump sum to option holders approximately 15 days after the close of the transaction. Regular tax withholdings would apply to this payout. Employees are permitted to exercise vested options prior to the close of the transaction.

16. What will happen to my 401(k)?

A: Upon closing of the transaction, Tanox’s 401(k) program will cease to exist and the unvested portion will vest immediately. Employees will be entitled to receive or roll over, as appropriate, their 401(k) account balances. Employees joining Genentech will be permitted to roll over into Genentech’s 401(k) plan.

17. Will I receive my 2006 bonus?

Q: Employees will receive their bonuses based on the formula outlined in our bonus program. More information regarding the bonus payout will be communicated in the weeks to come.

18. What will happen to the Tanox leadership team?

A. Tanox’s senior leaders are committed to staying through the transition period to ensure a smooth integration. Genentech will decide on their continued employment.

19. What if I have additional questions?

A. While we understand that you may have more questions, please keep in mind that we don’t have all the answers at this time. We will keep you informed as soon as we have new information and as often as we can. In the meantime, if you have questions, please talk with your immediate supervisor and vice president.

Additional Information and Where to Find It

In connection with the proposed acquisition of Tanox by Genentech and the required approval of the transaction by Tanox’s stockholders, Tanox will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). Stockholders of Tanox are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Tanox Investor Relations at 713-578-4211. In addition, documents filed with the SEC by both Genentech and Tanox are available free of charge at the SEC’s web site at www.sec.gov. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Tanox in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by Tanox with the SEC.